UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G
Under the Securities Exchange Act of 1934
(Amendment No. )*

FirstSun Capital Bancorp
(Name of Issuer)
Common Stock, $0.0001 par value
(Title of Class of Securities)

33767U107
(CUSIP Number)
July 11, 2024
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
☐ Rule 13d-1(b)
☐ Rule 13d-1(c)
☒ Rule 13d-1(d)

*
The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13G
CUSIP No. 33767U107

1		Names of Reporting Persons Ignace van Waesberghe
2		Check the appropriate box if a member of a Group (see instructions) (a) ☐ (b) ☐
3		Sec Use Only
4		Citizenship or Place of Organization Netherlands

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0
	6	Shared Voting Power 1,443,066
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 1,443,066

9		Aggregate Amount Beneficially Owned by Each Reporting Person 1,443,066
10		Check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☐
11		Percent of class represented by amount in row (9) 5.2%
12		Type of Reporting Person (See Instructions) IN

SCHEDULE 13G
CUSIP No. 33767U107

1		Names of Reporting Persons Vincenzo La Ruffa
2		Check the appropriate box if a member of a Group (see instructions) (a) ☐ (b) ☐
3		Sec Use Only
4		Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0
	6	Shared Voting Power 1,443,066
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 1,443,066

9		Aggregate Amount Beneficially Owned by Each Reporting Person 1,443,066
10		Check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☐
11		Percent of class represented by amount in row (9) 5.2%
12		Type of Reporting Person (See Instructions) IN

SCHEDULE 13G
CUSIP No. 33767U107

1		Names of Reporting Persons Avenir Offshore, LLC
2		Check the appropriate box if a member of a Group (see instructions) (a) ☐ (b) ☐
3		Sec Use Only
4		Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0
	6	Shared Voting Power 1,443,066
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 1,443,066

9		Aggregate Amount Beneficially Owned by Each Reporting Person 1,443,066
10		Check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☐
11		Percent of class represented by amount in row (9) 5.2%
12		Type of Reporting Person (See Instructions) OO

SCHEDULE 13G
CUSIP No. 33767U107

1		Names of Reporting Persons Aquiline Holdings (Offshore) II L.P.
2		Check the appropriate box if a member of a Group (see instructions) (a) ☐ (b) ☐
3		Sec Use Only
4		Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0
	6	Shared Voting Power 1,443,066
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 1,443,066

9		Aggregate Amount Beneficially Owned by Each Reporting Person 1,443,066
10		Check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☐
11		Percent of class represented by amount in row (9) 5.2%
12		Type of Reporting Person (See Instructions) PN

SCHEDULE 13G
CUSIP No. 33767U107

1		Names of Reporting Persons Aquiline Financial Services Continuation Fund GP (Offshore) Ltd.
2		Check the appropriate box if a member of a Group (see instructions) (a) ☐ (b) ☐
3		Sec Use Only
4		Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0
	6	Shared Voting Power 1,443,066
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 1,443,066

9		Aggregate Amount Beneficially Owned by Each Reporting Person 1,443,066
10		Check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☐
11		Percent of class represented by amount in row (9) 5.2%
12		Type of Reporting Person (See Instructions) OO

SCHEDULE 13G
CUSIP No. 33767U107

1		Names of Reporting Persons Aquiline Financial Services Continuation Fund GP (Offshore) L.P.
2		Check the appropriate box if a member of a Group (see instructions) (a) ☐ (b) ☐
3		Sec Use Only
4		Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0
	6	Shared Voting Power 1,443,066
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 1,443,066

9		Aggregate Amount Beneficially Owned by Each Reporting Person 1,443,066
10		Check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☐
11		Percent of class represented by amount in row (9) 5.2%
12		Type of Reporting Person (See Instructions) PN

SCHEDULE 13G
CUSIP No. 33767U107

1		Names of Reporting Persons Aquiline Financial Services Continuation Fund L.P.
2		Check the appropriate box if a member of a Group (see instructions) (a) ☐ (b) ☐
3		Sec Use Only
4		Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0
	6	Shared Voting Power 1,443,066
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 1,443,066

9		Aggregate Amount Beneficially Owned by Each Reporting Person 1,443,066
10		Check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☐
11		Percent of class represented by amount in row (9) 5.2%
12		Type of Reporting Person (See Instructions) PN

SCHEDULE 13G
CUSIP No. 33767U107

1		Names of Reporting Persons Aquiline Capital Partners II GP (Offshore) Ltd.
2		Check the appropriate box if a member of a Group (see instructions) (a) ☐ (b) ☐
3		Sec Use Only
4		Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0
	6	Shared Voting Power 1,443,066
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 1,443,066

9		Aggregate Amount Beneficially Owned by Each Reporting Person 1,443,066
10		Check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☐
11		Percent of class represented by amount in row (9) 5.2%
12		Type of Reporting Person (See Instructions) OO

SCHEDULE 13G
CUSIP No. 33767U107

1		Names of Reporting Persons AFSF II Status Quo (Offshore) L.P.
2		Check the appropriate box if a member of a Group (see instructions) (a) ☐ (b) ☐
3		Sec Use Only
4		Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0
	6	Shared Voting Power 1,443,066
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 1,443,066

9		Aggregate Amount Beneficially Owned by Each Reporting Person 1,443,066
10		Check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☐
11		Percent of class represented by amount in row (9) 5.2%
12		Type of Reporting Person (See Instructions) PN

SCHEDULE 13G
CUSIP No. 33767U107

1		Names of Reporting Persons Aquiline SGB Holdings LLC
2		Check the appropriate box if a member of a Group (see instructions) (a) ☐ (b) ☐
3		Sec Use Only
4		Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0
	6	Shared Voting Power 1,443,066
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 1,443,066

9		Aggregate Amount Beneficially Owned by Each Reporting Person 1,443,066
10		Check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☐
11		Percent of class represented by amount in row (9) 5.2%
12		Type of Reporting Person (See Instructions) OO

Item 1.

(a)	Name of Issuer: FirstSun Capital Bancorp

(b)	Address of Issuer’s Principal Executive Offices: 1400 16th Street, Suite 250, Denver, Colorado 80202
Item 2.

(a)
Name of Person Filing: Mr. Ignace van Waesberghe, Mr. Vincenzo La Ruffa, Avenir Offshore, LLC, a Cayman Islands limited liability company, Aquiline Holdings (Offshore) II L.P., a Cayman Islands exempted limited partnership, Aquiline Financial Services Continuation Fund GP (Offshore) Ltd., a Cayman Islands limited company, Aquiline Financial Services Continuation Fund GP (Offshore) L.P., a Cayman Islands exempted limited partnership, Aquiline Financial Services Continuation Fund L.P., a Cayman Islands exempted limited partnership, Aquiline Capital Partners II GP (Offshore) Ltd., a Cayman Islands limited company, , AFSF II Status Quo (Offshore) L.P., a Cayman Islands exempted limited partnership, and Aquiline SGB Holdings LLC, a Delaware limited liability company (together, the “Reporting Persons”).

The Reporting Persons have entered into a Joint Filing Agreement, dated November 13, 2024, pursuant to which the Reporting Persons have agreed to file this statement and any subsequent amendments hereto jointly in accordance with the provisions of Rule 13d-1(k)(1) under the Act. Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party. The filing of this statement should not be construed as an admission that any of the foregoing persons or the Reporting Persons is, for the purposes of Section 13 of the Act, the beneficial owner of the Common Stock reported herein.

(b)
Address of Principal Business Office or, if None, Residence: The address of the business office of each of the Reporting Persons is c/o Aquiline Capital Partners LP, 437 Madison Avenue, Fl. 40, New York, NY 10022.

(c)
Citizenship: Mr. Ignace van Waesberghe is a citizen of the Netherlands. Mr. Vincenzo La Ruffa is a citizen of the United States, Avenir Offshore, LLC is organized as a limited liability company under the laws of the Cayman Islands, Aquiline Holdings (Offshore) II L.P. is organized as an exempted limited partnership under the laws of the Cayman Islands, Aquiline Financial Services Continuation Fund GP (Offshore) Ltd. is organized as a limited company under the laws of the Cayman Islands, Aquiline Financial Services Continuation Fund GP (Offshore) L.P. is organized as an exempted limited partnership under the laws of the Cayman Islands, Aquiline Financial Services Continuation Fund L.P. is organized as an exempted limited partnership under the laws of the Cayman Islands, Aquiline Capital Partners II GP (Offshore) Ltd. is organized as a limited company under the laws of the Cayman Islands, AFSF II Status Quo (Offshore) L.P. is an exempted limited partnership organized under the laws of the Cayman Islands, and Aquiline SGB Holdings, LLC is a limited liability company organized under the laws of the state of Delaware.

(d)	Title and Class of Securities: Common Stock, $0.0001 Par Value (the “Common Stock”)

(e)	CUSIP No.: 33767U107

Item 3.	If this statement is filed pursuant to §§ 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)	☐	Broker or dealer registered under Section 15 of the Act;
(b)	☐	Bank as defined in Section 3(a)(6) of the Act;
(c)	☐	Insurance company as defined in Section 3(a)(19) of the Act;
(d)	☐	Investment company registered under Section 8 of the Investment Company Act of 1940;
(e)	☐	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
(f)	☐	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
(g)	☐	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;
(j)	☐	A non-U.S. institution in accordance with Rule 240.13d-1(b)(1)(ii)(J);
(k)	☐	Group, in accordance with Rule 240.13d-1(b)(1)(ii)(K). If filing as a non-U.S. institution in accordance with Rule 240.13d-1(b)(1)(ii)(J), please specify the type of institution: ____

Item 4.	Ownership
(a)
Amount Beneficially Owned:

A. Ignace van Waesberghe
a) Amount beneficially owned: 1,443,066 shares of Common Stock.
b) Percent of class: 5.2%. The percentages used herein and in the rest of this Schedule 13G are calculated based upon the 27,666,854 shares of Common Stock issued and outstanding as of November 7, 2024, as reported by the Issuer in its Quarterly Report on Form 10-Q filed with the U.S. Securities and Exchange Commission on November 8, 2024.
c) Number of shares as to which such person has:
i. Sole power to vote or direct the vote: -0-
ii. Shared power to vote or direct the vote: 1,443,066
iii. Sole power to dispose or direct the disposition: -0-
iv. Shared power to dispose or direct the disposition: 1,443,066

B. Vincenzo La Ruffa
a) Amount beneficially owned: 1,443,066 shares of Common Stock.
b) Percent of class: 5.2%. The percentages used herein and in the rest of this Schedule 13G are calculated based upon the 27,666,854 shares of Common Stock issued and outstanding as of November 7, 2024, as reported by the Issuer in its Quarterly Report on Form 10-Q filed with the U.S. Securities and Exchange Commission on November 8, 2024.
c) Number of shares as to which such person has:
i. Sole power to vote or direct the vote: -0-
ii. Shared power to vote or direct the vote: 1,443,066
iii. Sole power to dispose or direct the disposition: -0-
iv. Shared power to dispose or direct the disposition: 1,443,066

C. Avenir Offshore, LLC
a) Amount beneficially owned: 1,443,066 shares of Common Stock.
b) Percent of class: 5.2%. The percentages used herein and in the rest of this Schedule 13G are calculated based upon the 27,666,854 shares of Common Stock issued and outstanding as of November 7, 2024, as reported by the Issuer in its Quarterly Report on Form 10-Q filed with the U.S. Securities and Exchange Commission on November 8, 2024.
c) Number of shares as to which such person has:
i. Sole power to vote or direct the vote: -0-
ii. Shared power to vote or direct the vote: 1,443,066
iii. Sole power to dispose or direct the disposition: -0-
iv. Shared power to dispose or direct the disposition: 1,443,066

D. Aquiline Holdings (Offshore) II L.P.
a) Amount beneficially owned: 1,443,066 shares of Common Stock.
b) Percent of class: 5.2%. The percentages used herein and in the rest of this Schedule 13G are calculated based upon the 27,666,854 shares of Common Stock issued and outstanding as of November 7, 2024, as reported by the Issuer in its Quarterly Report on Form 10-Q filed with the U.S. Securities and Exchange Commission on November 8, 2024.
c) Number of shares as to which such person has:
i. Sole power to vote or direct the vote: -0-
ii. Shared power to vote or direct the vote: 1,443,066
iii. Sole power to dispose or direct the disposition: -0-
iv. Shared power to dispose or direct the disposition: 1,443,066

E. Aquiline Financial Services Continuation Fund GP (Offshore) Ltd.
a) Amount beneficially owned: 1,443,066 shares of Common Stock.
b) Percent of class: 5.2%. The percentages used herein and in the rest of this Schedule 13G are calculated based upon the 27,666,854 shares of Common Stock issued and outstanding as of November 7, 2024, as reported by the Issuer in its Quarterly Report on Form 10-Q filed with the U.S. Securities and Exchange Commission on November 8, 2024.
c) Number of shares as to which such person has:
i. Sole power to vote or direct the vote: -0-
ii. Shared power to vote or direct the vote: 1,443,066
iii. Sole power to dispose or direct the disposition: -0-
iv. Shared power to dispose or direct the disposition: 1,443,066

F. Aquiline Financial Services Continuation Fund GP (Offshore) L.P.
a) Amount beneficially owned: 1,443,066 shares of Common Stock.
b) Percent of class: 5.2%. The percentages used herein and in the rest of this Schedule 13G are calculated based upon the 27,666,854 shares of Common Stock issued and outstanding as of November 7, 2024, as reported by the Issuer in its Quarterly Report on Form 10-Q filed with the U.S. Securities and Exchange Commission on November 8, 2024.
c) Number of shares as to which such person has:
i. Sole power to vote or direct the vote: -0-
ii. Shared power to vote or direct the vote: 1,443,066
iii. Sole power to dispose or direct the disposition: -0-
iv. Shared power to dispose or direct the disposition: 1,443,066

G. Aquiline Financial Services Continuation Fund L.P.
a) Amount beneficially owned: 1,443,066 shares of Common Stock.
b) Percent of class: 5.2%. The percentages used herein and in the rest of this Schedule 13G are calculated based upon the 27,666,854 shares of Common Stock issued and outstanding as of November 7, 2024, as reported by the Issuer in its Quarterly Report on Form 10-Q filed with the U.S. Securities and Exchange Commission on November 8, 2024.
c) Number of shares as to which such person has:
i. Sole power to vote or direct the vote: -0-
ii. Shared power to vote or direct the vote: 1,443,066
iii. Sole power to dispose or direct the disposition: -0-
iv. Shared power to dispose or direct the disposition: 1,443,066

H. Aquiline Capital Partners II GP (Offshore) Ltd.
a) Amount beneficially owned: 1,443,066 shares of Common Stock.
b) Percent of class: 5.2%. The percentages used herein and in the rest of this Schedule 13G are calculated based upon the 27,666,854 shares of Common Stock issued and outstanding as of November 7, 2024, as reported by the Issuer in its Quarterly Report on Form 10-Q filed with the U.S. Securities and Exchange Commission on November 8, 2024.
c) Number of shares as to which such person has:
i. Sole power to vote or direct the vote: -0-
ii. Shared power to vote or direct the vote: 1,443,066
iii. Sole power to dispose or direct the disposition: -0-
iv. Shared power to dispose or direct the disposition: 1,443,066

I. AFSF II Status Quo (Offshore) L.P.
a) Amount beneficially owned: 1,443,066 shares of Common Stock.
b) Percent of class: 5.2%. The percentages used herein and in the rest of this Schedule 13G are calculated based upon the 27,666,854 shares of Common Stock issued and outstanding as of November 7, 2024, as reported by the Issuer in its Quarterly Report on Form 10-Q filed with the U.S. Securities and Exchange Commission on November 8, 2024.
c) Number of shares as to which such person has:
i. Sole power to vote or direct the vote: -0-
ii. Shared power to vote or direct the vote: 1,443,066
iii. Sole power to dispose or direct the disposition: -0-
iv. Shared power to dispose or direct the disposition: 1,443,066

J. Aquiline SGB Holdings LLC
a) Amount beneficially owned: 1,443,066 shares of Common Stock.
b) Percent of class: 5.2%. The percentages used herein and in the rest of this Schedule 13G are calculated based upon the 27,666,854 shares of Common Stock issued and outstanding as of November 7, 2024, as reported by the Issuer in its Quarterly Report on Form 10-Q filed with the U.S. Securities and Exchange Commission on November 8, 2024.
c) Number of shares as to which such person has:
i. Sole power to vote or direct the vote: -0-
ii. Shared power to vote or direct the vote: 1,443,066
iii. Sole power to dispose or direct the disposition: -0-
iv. Shared power to dispose or direct the disposition: 1,443,066

Item 5.
Ownership of Five Percent or Less of a Class. If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following  ☐

Item 6.	Ownership of more than Five Percent on Behalf of Another Person. N/A

Item 7.	Identification and classification of the subsidiary which acquired the security being reported on by the parent holding company or control person. N/A

Item 8.	Identification and classification of members of the group. N/A

Item 9.	Notice of Dissolution of Group. N/A

Item 10.	Certifications. N/A

SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: November 13, 2024

Ignace van Waesberghe

/s/ Ignace van Waesberghe

Vincenzo La Ruffa

/s/ Vincenzo La Ruffa

Avenir Offshore, LLC

By:	/s/ Vincenzo La Ruffa
Name:	Vincenzo La Ruffa
Title:	Member

By:	/s/ Ignace van Waesberghe
Name:	Ignace van Waesberghe
Title:	Member

Aquiline Holdings (Offshore) II L.P.
By:	Avenir Offshore, LLC, its general partner

By:	/s/ Vincenzo La Ruffa
Name:	Vincenzo La Ruffa
Title:	Member

By:	/s/ Ignace van Waesberghe
Name:	Ignace van Waesberghe
Title:	Member

Aquiline Financial Services Continuation Fund GP (Offshore) Ltd.

By:	/s/ Geoffrey Kalish
Name:	Geoffrey Kalish
Title:	Director

Aquiline Financial Services Continuation Fund GP (Offshore) L.P.

By:	Aquiline Financial Services Continuation Fund GP (Offshore) Ltd., its general partner

By:	/s/ Geoffrey Kalish
Name:	Geoffrey Kalish
Title:	Director

Aquiline Financial Services Continuation Fund L.P.

By:	Aquiline Financial Services Continuation Fund GP (Offshore) L.P., its general partner
By:	Aquiline Financial Services Continuation Fund GP (Offshore) Ltd., its general partner

By:	/s/ Geoffrey Kalish
Name:	Geoffrey Kalish
Title:	Director

Aquiline Capital Partners II GP (Offshore) Ltd.

By:	/s/ Geoffrey Kalish
Name:	Geoffrey Kalish
Title:	Director

AFSF II Status Quo (Offshore) L.P.

By:	Aquiline Capital Partners II GP (Offshore) Ltd., its general partner

By:	/s/ Geoffrey Kalish
Name:	Geoffrey Kalish
Title:	Director

Aquiline SGB Holdings LLC

By:	/s/ Geoffrey Kalish
Name:	Geoffrey Kalish
Title:	Authorized Signatory

EXHIBIT LIST

Exhibit 99.1	Joint Filing Agreement, by and among the Reporting Persons, dated as of November 13, 2024.